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                                                                    EXHIBIT 99.1

[LOGO]



                            THE HOME DEPOT ANNOUNCES
                           FIRST QUARTER 2005 RESULTS

                      o  16.3% EPS Growth to $0.57

                      o  8.1% Sales Growth to $19 Billion

                      o  Record Average Ticket of $58.25

                      o  Record Gross Margin of 33.5%

                      o  Record Operating Margin of 10.5%

         ATLANTA, MAY 17, 2005 - The Home Depot(R), the world's largest home improvement retailer, today reported first quarter net earnings of $1.2 billion, $0.57 per diluted share, up 16.3 percent, for the first quarter of fiscal 2005, compared with $1.1 billion, $0.49 per diluted share, for first quarter of fiscal 2004.

         Sales for the period increased $1.4 billion, or 8.1 percent to $19 billion. Growth in comparable store sales was 2.1 percent.

         "Through the hard work and dedication of our 325,000 associates we effectively managed our business, produced solid earnings growth and stayed on strategy," said Bob Nardelli, chairman, president & CEO. "Our relentless focus on our customers is delivering solid progress in key satisfaction metrics."

         During the first quarter, the company increased its annual dividend by 23 percent while the Board of Directors approved an additional $2 billion in share repurchases, bringing the total authorized share repurchases under the plan to $9 billion. During the first quarter, the company repurchased $1.4 billion or 36 million shares. Over the past four years, the company has repurchased $8.1 billion of its outstanding shares.

         The company announced its intent to dispose of its interest in the underlying real estate of 15 EXPO Design Center ("EXPO") stores. At some point in the future, these stores will close. Further, the company announced plans to convert five EXPO stores to The Home Depot store format. In the first quarter of fiscal 2005, the company recorded $86 million of expense related to the anticipated disposition of its interest in the underlying real estate and $20 million of expense related to inventory markdowns. The remaining 34 EXPO stores are profitable and will continue operating. Affected EXPO customers will be served by existing The Home Depot and EXPO stores.

         "Excluding the impact of the EXPO announcement, we leveraged expenses in the first quarter, demonstrating our ability to execute," said Carol Tome, executive vice president and CFO. "We continue to deliver strong rates of return on the capital we deploy, with a return on invested capital of 22 percent." At the end of the first quarter, the company reported total assets of $42 billion and total stockholders' equity of $24 billion.

          The company reconfirmed its fiscal 2005 sales growth guidance of 9-12 percent and its earnings per share growth guidance of 10-14 percent.

ENHANCING THE CORE

         "The stores were well-prepared for spring and as the weather breaks across the country, we are positioned to take care of our customers," said Tom Taylor, executive vice president, Stores. "Through some of the changes we've made to our store organization structure, our business today retains the entrepreneurial


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spirit of The Home Depot matched with the benefits of a centralized leadership team. Now more than ever before, we are able to better manage our business while staying on strategy."

         By broadening its current assortment of merchandise as well as adding new innovative and distinctive merchandise, The Home Depot achieved a record average ticket of $58.25 for the first quarter of fiscal 2005, representing an increase of 5.7 percent compared to the prior year.

          "Customers are responding to our expanded assortment of patio furniture and outdoor grills as well as our continued innovation of power tools as we introduced new products to the RIDGID(R) and Ryobi One+ System(TM) power tool lines," said John Costello, executive vice president, Merchandising and Marketing. "In addition, according to an independent third party, the company's appliance share, on a rolling 12-month basis, increased by 180 basis points in the first quarter. This is a result of the efforts made by our dedicated sales associates and our broadened assortment. The addition of the LG appliance line, expected during the second quarter, will continue to expand our selection."

As part of the company's enhance strategy, significant first quarter accomplishments included:

     o Continued investment in store technology with auto replenishment in 1,890 stores, supporting nine percent of store sales

     o   Established a state-of-the-art data center in Austin, Texas

     o Continued store modernization with resets across a variety of categories, including outdoor living, barbeque grills and faucets

EXTENDING THE BUSINESS

         During the quarter, the company opened 21 net new stores across Canada, Mexico and the United States, bringing the total store count to 1,911.

         Building on the growing demand for do-it-for-me services, the company's services business grew 16 percent during the first quarter of fiscal 2005. The Home Depot saw strong growth in categories such as roofing, kitchens, countertops, windows and carpet installation. The company expects to sustain double-digit growth in this area as do-it-for-me customers continue to be attracted to the convenience and quality of the company's offerings.

EXPANDING THE MARKET

         During the first quarter, the company continued its strategy by growing its market and global presence. At the end of the first quarter, nine percent of its stores were located in Canada and Mexico, and the company continues to build upon its plan to enter the retail market in China.

         The company expanded its growth within The Home Depot Supply. In February, White Cap Construction Supply, Inc., a leading professional distribution business, expanded its presence in the Eastern part of the U.S. through its acquisition of Greenwald Supply, a construction, building, and specialty materials supply company. Today, White Cap has 80 branches in 19 states. During the first quarter, Builder Solutions Group, the largest installer of flooring and countertops to professional homebuilders, completed the acquisition of Grand Floor Design, primarily a flooring installation company with 11 locations in Northern California and Nevada, and, in April, announced its intent to acquire Landmark Interiors Inc., a design center serving homebuilders in the Phoenix market. Builder Solutions Group has 31 branches in 15 states. The Home Depot Supply expanded its presence in Canada through the acquisition of Litemor, a leading lighting distributor. The Home Depot Supply reported double-digit sales growth in the quarter.

OTHER RECENT EVENTS

         o Received the 2005 Private Sector Leadership Award by Partnership for Public Service in May

         o Ranked 4th on the HACR Corporate Responsibility Index by the Hispanic Association for Corporate Responsibility in May

         o  Named Most Admired Specialty Retailer by Fortune magazine

         o Awarded the M.B. Zale Visionary Merchant Award by Center for Retailing Studies at Texas A&M University

         o Received the Distinguished Service Award by Military Officers Association of America

         o Received the Energy Star Retail Commitment Award by the Environmental Protection Agency

         The Home Depot will conduct a conference call today at 9:00 a.m. EST to discuss information included in this news release and related matters. The conference call will be available in its entirety through a Web cast and replay at http://www.homedepot.com under the Investor Relations section.

         During the first quarter of 2005, The Home Depot added 21 new stores. At the end of the first quarter of fiscal 2005, the company operated a total of 1,911 stores, which included 1,839 The Home Depot stores with 1,674 stores in the United States, 120 stores in Canada, and 45 stores in Mexico. The company also operates 54 EXPO Design Centers, 11 The Home Depot Landscape Supply stores, two The Home Depot Floor Stores and five The Home Depot Supply stores. At the end of fiscal 2004, The Home Depot employed approximately 325,000 associates. Its stock is publicly traded (NYSE: HD) and is included in the Dow Jones Industrial Average and the Standard & Poor's 500 Index.

Certain statements contained herein, including those regarding net sales growth, increases in comparable store sales, impact of cannibalization, commodity price inflation and deflation, implementation of store initiatives, net earnings performance, including depreciation expense and stock-based compensation expense, store openings and closures, capital allocation and expenditures, the effect of adopting certain accounting standards, strategic direction and the demand for our products and services, constitute "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. These statements are based on currently available information and are based on our current expectations and projections about future events. These statements are subject to risks and uncertainties that could cause actual results to differ materially from our historical experience and expectations. These risks and uncertainties include, but are not limited to: economic conditions in North America; changes in our cost structure; the availability of sourcing channels consistent with our strategy of differentiation; conditions affecting new store development; conditions affecting customer transactions and average ticket, including, but not limited to, weather conditions; the success of our technology initiatives in improving operations and customers' in-store experience; our ability to identify and respond to evolving trends in demographics and consumer preferences; the relative success of our expansion strategy, including our ability to integrate acquisitions and create appropriate distribution channels for key sales platforms; our ability to attract, train and retain highly-qualified associates; the impact of new accounting standards; and the impact of competition, decisions by management related to possible asset impairments, regulation and litigation matters. Undue reliance should not be placed on such forward-looking statements as they speak only as of the date made. Additional information regarding these and other risks and uncertainties is contained in our periodic filings with the SEC, including our Annual Report on Form 10-K for the fiscal year ended January 30, 2005.

                                       ###

FOR FURTHER INFORMATION, CONTACT:
Financial Community                              News Media
Diane Dayhoff                                    Jerry Shields
Vice President of Investor Relations             Senior Public Relations Manager
(770) 384-2666                                   (770) 384-2741
diane_dayhoff@homedepot.com                      jerry_shields@homedepot.com
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                      THE HOME DEPOT, INC. AND SUBSIDIARIES
                       CONSOLIDATED STATEMENTS OF EARNINGS
             FOR THE THREE MONTHS ENDED MAY 1, 2005 AND MAY 2, 2004
                                   (UNAUDITED)
       (AMOUNTS IN MILLIONS EXCEPT PER SHARE DATA AND AS OTHERWISE NOTED)


                                                           THREE MONTHS ENDED
                                               -------------------------------           % INCREASE
                                                  5-1-05              5-2-04             (DECREASE)
                                               -----------          ----------           ----------
NET SALES                                      $    18,973          $   17,550              8.1 %
Cost of Merchandise Sold                            12,618              11,782              7.1
                                                ----------          ----------
  GROSS PROFIT                                       6,355               5,768             10.2

Operating Expenses:
   Selling, General and Administrative               4,019               3,727              7.8
   Depreciation                                        337                 295             14.2
                                                ----------          ----------
     Total Operating Expenses                        4,356               4,022              8.3

  OPERATING INCOME                                   1,999               1,746             14.5

Interest Income (Expense):
  Interest and Investment Income                        14                  10             40.0
  Interest Expense                                     (27)                (14)            92.9
                                                ----------          ----------
     Interest, net                                     (13)                 (4)           225.0
                                                ----------          ----------
EARNINGS BEFORE PROVISION
   FOR INCOME TAXES                                  1,986               1,742             14.0

Provision for Income Taxes                             739                 644             14.8
                                                ----------          ----------
  NET EARNINGS                                  $    1,247          $    1,098             13.6 %
                                                ==========          ==========
Weighted Average Common Shares                       2,162               2,242             (3.6)
BASIC EARNINGS PER SHARE                        $     0.58          $     0.49             18.4 %

Diluted Weighted Average Common Shares               2,172               2,250             (3.5)%
DILUTED EARNINGS PER SHARE                      $     0.57          $     0.49             16.3 %




SELECTED HIGHLIGHTS
-------------------

                                                           THREE MONTHS ENDED
                                               -------------------------------           % INCREASE
                                                  5-1-05              5-2-04             (DECREASE)
                                               -----------          ----------           ----------
Number of Customer Transactions (1)                  320                316                 1.3 %
Average Ticket (1)                              $  58.25             $55.11                 5.7

Weighted Average Weekly Sales
   per Operating Store (000's) (1)              $    757             $  775                (2.3)
Square Footage at End of Period (1)                  203                186                 9.1
Capital Expenditures                            $    821             $  680                20.7
Depreciation and Amortization(2)                $    361             $  312                15.7 %




(1) Excludes all subsidiaries operating under The Home Depot Supply brand (Apex Supply Company, Inc., The Home Depot Supply, Inc., Your Other Warehouse, LLC, White Cap Industries, Inc. and HD Builder Solutions Group, Inc.) since their inclusion may cause distortion of the data presented due to operational differences from our retail stores. The total number of the excluded locations and their total square footage are immaterial to our total number of locations and total square footage.

(2) Includes depreciation of distribution centers and tool rental equipment included in Cost of Merchandise Sold and amortization of deferred financing costs included in Interest Expense.

                      THE HOME DEPOT, INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
               AS OF MAY 1, 2005, MAY 2, 2004 AND JANUARY 30, 2005
                             (AMOUNTS IN MILLIONS)



                                                                           5-1-05         5-2-04         1-30-05
                                                                        -------------- -------------- --------------
                                                                         (UNAUDITED)    (UNAUDITED)     (AUDITED)
 ASSETS
   Cash and Short-Term Investments                                         $  2,992       $  4,300       $  2,165
   Receivables, net                                                           1,973          1,502          1,499
   Merchandise Inventories                                                   11,305         10,110         10,076
   Other Current Assets                                                         569            377            450
                                                                        -----------       --------     ----------
      Total Current Assets                                                   16,839         16,289         14,190

   Property and Equipment, net                                               23,031         20,351         22,726
   Other Assets                                                               2,087          1,308          1,991
                                                                        -----------      ---------     ----------
      TOTAL ASSETS                                                         $ 41,957       $ 37,948       $ 38,907
                                                                        ===========      =========     ==========

 LIABILITIES AND STOCKHOLDERS' EQUITY
   Accounts Payable                                                        $  8,035       $  7,368       $  5,766
   Accrued Salaries and Related Expenses                                      1,001            943          1,055
   Other Current Liabilities                                                  4,733          4,401          3,708
                                                                        -----------      ---------     ----------
      Total Current Liabilities                                              13,769         12,712         10,529

   Long-Term Debt                                                             2,145          1,126          2,148
   Other Long-Term Liabilities                                                2,222          1,688          2,072
                                                                        -----------    -----------     ----------
      Total Liabilities                                                      18,136         15,526         14,749

   Total Stockholders' Equity                                                23,821         22,422         24,158
                                                                        -----------    -----------     ----------
      TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                           $ 41,957       $ 37,948       $ 38,907
                                                                        ===========    ===========     ==========



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                      THE HOME DEPOT, INC. AND SUBSIDIARIES
                              SUPPLEMENTAL SCHEDULE
             FOR THE THREE MONTHS ENDED MAY 1, 2005 AND MAY 2, 2004
                                   (UNAUDITED)
       (AMOUNTS IN MILLIONS EXCEPT PER SHARE DATA AND AS OTHERWISE NOTED)

                                              AS REPORTED                          AS ADJUSTED         AS REPORTED        % INCREASE
                                               5-1-2005        ADJUSTMENTS*         5-1-2005            5-2-2004          (DECREASE)
                                              -----------      ------------        -----------         -----------        ----------
COST OF MERCHANDISE SOLD                      $  12,618         $   20              $ 12,598            $  11,782            6.9 %
                                              ---------         ------              --------            ---------           ----

GROSS PROFIT                                      6,355            (20)                6,375                5,768           10.5
                                              ---------         ------              --------            ---------           ----

SELLING, GENERAL & ADMINISTRATIVE EXPENSE         4,019             86                 3,933                3,727            5.5
                                              ---------         ------              --------            ---------           ----

OPERATING INCOME                                  1,999           (106)                2,105                1,746           20.6
                                              ---------         ------              --------            ---------           ----

NET EARNINGS                                      1,247            (67)                1,314                1,098           19.7
                                              ---------         ------              --------            ---------           ----

DILUTED EARNINGS PER SHARE                    $    0.57        $ (0.03)             $   0.60             $   0.49           22.4 %
                                              ---------         ------              --------            ---------           ----


* The Company announced its intent to dispose of its interest in the underlying real estate of 15 EXPO Design Center ("EXPO") stores and its plan to convert an additional five EXPO stores to The Home Depot store format. As a result, during the first quarter of 2005, the Company recorded an increase in Cost of Merchandise Sold of $20 million for markdowns of inventory in these stores and $86 million of expense related to the disposition of its interest in the underlying real estate. In addition, the Company expects to incur $13 million of additional expense as it completes the final disposition of its interest in the real estate during the remainder of fiscal 2005. The table includes only those line items in the Consolidated Statements of Earnings impacted by this announcement.